SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934


Check the appropriate box:
|_|  Preliminary Information Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Information Statement


                        Command International Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title   of   each   class   of   securities   to   which   transaction
          applies:___________________________

     (2)  Aggregate    number    of    securities    to    which     transaction
          applies:___________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:________________________

     (4)  Proposed maximum aggregate value of  transaction:_____________________

     (5)  Total fee paid:____________________

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid: $______________

     (2)  Form, Schedule or Registration Statement No.: _________________

     (3)  Filing Party: _________________

     (4)  Date Filed: ___________________

                        COMMAND INTERNATIONAL CORPORATION
                       c/o Vertical Capital Partners, Inc.
                          488 Madison Avenue, 8th Floor
                            New York, New York 10022

                                   ----------

                              INFORMATION STATEMENT

                                   ----------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY


           On May 12, 2004, the Board of Directors of Command International Corporation (the "Company") unanimously approved a Settlement Agreement with Staffin Group International, LLC ("Staffin"), whereby the Company agreed to sell to Staffin its wholly-owned subsidiary Command Line Corporation ("CLC"). The material terms of this transaction were:

          o The Company sold 100 shares of CLC, which constituted all of the issued and outstanding capital stock of CLC, in consideration for the surrender of 578,936 shares of the Company.

          o As a result of the Settlement Agreement, the Company no longer has an operating company.

           A more detailed  description of this transaction is contained on page
3. In addition, on July 6, 2004, the Board of Directors unanimously approved the amendment of the Company's Certificate of Incorporation to change the name of the Company to Key Command International Corp. and to increase the number of shares of authorized common stock and change the par value per share (the "Common Stock"), from 40,000,000 shares, $.001 par value per share to 100,000,000 shares, $.0001 par value per share.

            THIS INFORMATION STATEMENT IS BEING PROVIDED SOLELY FOR INFORMATIONAL PURPOSES TO NOTIFY THE COMPANY'S STOCKHOLDERS OF ANTICIPATED EVENTS WHICH WILL RESULT IN THE COMPANY SELLING ITS WHOLLY-OWNED SUBSIDIARY AND AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION ON AUGUST 9, 2004, TO PROVIDE FOR A CHANGE TO THE COMPANY'S NAME AND AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND NOT IN CONNECTION WITH A VOTE OF THE COMPANY'S STOCKHOLDERS. WHILE THE SALE OF THE COMPANY'S SUBSIDIARY TOOK EFFECT AS OF MAY 12, 2004, THE PROPOSED CHARTER AMENDMENT WILL NOT TAKE EFFECT UNTIL TWENTY (20) DAYS AFTER THIS INFORMATION STATEMENT IS MAILED TO OUR STOCKHOLDERS.

            The date of this Information Statement is July 19, 2004.

         Delaware law permits stockholder action to be taken without a meeting if consent in writing is received from a majority of all stockholders who would be entitled to vote upon the action if such meeting were held. Delaware law then requires prompt notice to those stockholders who did not consent in writing. By written actions taken as of May 12, 2004 and July 6, 2004, the Company's principal stockholders, who collectively own approximately 57.09% of the outstanding shares of the Company's Common Stock consented to the foregoing corporate  action  as well  as to the  execution  and  filing  of all  necessary documentation to evidence and effectuate the transactions. The Company had 11,473,040 shares of Common Stock outstanding as of July 6, 2004. Each share of Common Stock has one vote. This Information Statement is provided to stockholders of record as of July 7, 2004.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of 11,473,040 shares of our common stock outstanding, as of July 6, 2004 by:

          o Each person known by us to beneficially own 5% or more of our common stock,

          o    Each of our executive officers and directors, and

          o    All of our executive officers and directors as a group.

           Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

           Except as otherwise indicated in the notes to the following table,

          o We believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and

          o The address for each beneficial owner listed in the table, except where otherwise noted, is at Command International Corporation, c/o Vertical Capital Partners, Inc., 488 Madison Avenue, 8th Floor, New York, New York 10022.

                                               Amount and
                                                Nature of        Percentage of Shares
Name of Stockholder                       Beneficial Ownership    Beneficially Owned
-------------------                       --------------------   --------------------
Allied International Fund, Inc.
488 Madison Avenue
New York, New York 10022..................     1,075,000                 9.37%
Frank Cantatore...........................             0                     *
Command International Group, Inc. (1).....     4,660,302                40.62%
Robert Fallah.............................             0                     *
Harbor View Fund Inc.
14 Rolling Hill Road
Old Westbury, NY 11568....................       775,000                 6.76%
Old Oak Fund, Inc.
14 Rolling Hill Road
Old Westbury, NY 11568....................       800,000                 6.97%
James Prestiano
631 Commack Rd., Suite 2A
Commack, N.Y. 11725 ......................       727,500                 6.34%
Rubin Family Irrevocable Stock Trust
18 Pine Tree Drive
Great Neck, New York 11024................     1,575,000                13.73%
All executive officers and directors .....             0                     *
   as a group (2 persons )

* Less than 1% of the issued and outstanding shares.

----------
(1) This entity is a holding company comprised of various shareholders, including members of management.

                 SALE OF WHOLLY-OWNED SUBSIDIARY OF THE COMPANY

           On May 12, 2004, our Board of Directors approved a Settlement Agreement with Staffin Group International, LLC ("Staffin"), whereby the Company agreed to sell to Staffin 100 shares of its wholly-owned subsidiary Command Line Corporation ("CLC"), which constituted all of the issued and outstanding capital stock of CLC, in consideration for the surrender of 578,936 shares of the Company. CLC markets interactive systems used in manufacturing, purchasing and maritime management. CLC is located at 1090 King George's Post Road, Edison, New Jersey. The phone number for the executive offices is (732) 738-6500. Staffin acquired the 578,936 shares pursuant to a Stock Purchase Agreement dated as of March 18, 2002, whereby the Company acquired from Staffin 100% of the issued and outstanding capital stock of CLC. CLC shall retain all intellectual property rights, trademarks, goodwill and other related rights such as existed prior to the closing date of the Stock Purchase Agreement, as well as all development that has taken place within CLC since the closing date of the Stock Purchase Agreement. Certain obligations between the Company and CLC were cancelled and the Company agreed to assume responsibility for satisfying certain defined obligations. Robert Fallah, our President and Chief Executive Officer, resigned from all officer and director positions he held with CLC and Donald Staffin and Anne Staffin resigned from all officer and director positions they held with the

Company. The Company agreed to enter into the Settlement Agreement to resolve several disputes that arose under the Stock Purchase Agreement. No federal or state regulatory requirements must be complied with or nor must any approvals be obtained in connection with this transaction.


   AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME

           Our Board of Directors has determined that it is in the best interest of our Company to change our corporate name from "Command International Corporation" to "Key Command International Corp." When our Company was formed, it was named Algiers Resources, Inc. Upon our merger with Command International Acquisition Corp. when we acquired Command Line Corporation as a wholly-owned subsidiary, we changed our name to Command International Corporation. We recently learned that there is another corporation which had the same name in Delaware prior to us. Since we no longer own Command Line Corporation, it was determined to be advisable that we change our name at this time.

        AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE OF THE AUTHORIZED SHARES OF COMMON STOCK AND CHANGE THE PAR VALUE FROM
   40 MILLION SHARES, $.001 PAR VALUE PER SHARE TO 100 MILLION SHARES, $.0001
                      PAR VALUE PER SHARE OF COMMON STOCK

           The Company's authorized capital stock currently consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.00l per share (the "Preferred Stock"), none of which was outstanding as of the date hereof. As of July 6, 2004, an aggregate of 11,473,040 shares of Common Stock were outstanding. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The additional Common Stock would also provide needed flexibility to meet future capital requirements and to take advantage of propitious market conditions and acquisition opportunities. Additional shares would be available for issuance for these and other purposes, which include employee benefit programs, at the discretion of the Board of Directors of the Company without the delays and expenses ordinarily attendant upon obtaining further stockholder approval. To the extent required by Delaware law or under any exchange regulations, stockholder approval will be solicited in connection with certain issuances of stock. The Board of Directors has no present plans to authorize a stock split or to enter into any acquisition agreement or any other transaction. However, in order to meet the listing requirements for the Nasdaq Stock Market, or any other stock exchange, the Company may be required to effect a reverse stock split of the Common Stock.

           The proposed amendment would also change the par value of the authorized shares of Common Stock. The reduction in the par value of the Common Stock will help the Company to ensure that all issued and outstanding shares of Common Stock are designated as fully-paid and non-assessable, since for accounting purposes the required consideration for such designation will be reduced from $.001 to $.0001. We believe that the proposed decrease in par value is desirable to provide us with flexibility in managing corporate funds. The adoption of the proposal will substantially decrease our required stated capital which must be added to our liabilities in determining any surplus available for dividends, distributions and other corporate purposes. The amendment, if adopted, will not change or affect the number of shares held by any stockholder. The change in par value will cause technical changes in the balance sheet as to the amounts shown as "stated value" and "capital surplus." In addition, certain states base the amount of franchise taxes and filing fees payable by a corporation on the par value of its authorized shares. The decrease in par value will decrease our franchise tax payments and our filing fees within the State of Delaware.

CERTAIN EFFECTS OF AUTHORIZATION OF INCREASE OF AUTHORIZED SHARES OF COMMON STOCK ON HOLDERS OF OUTSTANDING COMMON STOCK

           The general effect of the authorization and issuance of additional Common Stock, to the extent that dividends may be paid thereon, would be to reduce the amount otherwise available for payment of dividends on the Common Stock currently issued and outstanding, although no dividends have been paid by the Company to date on the Common Stock and there is no present intention to do so in the near future. In the event that any additional Common Stock having limited voting rights are issued, the voting power of the Common Stock would be diluted. To the extent that additional Common Stock may be issued, a dilution of the equity of the outstanding Common Stock could result. Holders of capital stock of the Company have no preemptive rights, and accordingly have no preferential rights to purchase any Common Stock in order to maintain their percentage ownership.

           Although the proposed Amendment to the Certificate of Incorporation authorizing an increase in the number of authorized Common Stock is not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless, use unissued Common Stock to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's Management. In addition, the issuance of additional Common Stock at below market value would dilute the value of the Company's then outstanding securities.

           The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the implementation of the issuance of additional Common Stock.

           A copy of the proposed Amendment to the Certificate of Incorporation is attached as attached Appendix A to this Information Statement and should be read by stockholders in its entirety.

                                              By order of the
                                              Board of Directors

                                              /s/ Robert Fallah
                                              ----------------------------------
                                              Robert Fallah, Secretary

New York, New York
July 19, 2004

                                                                      APPENDIX A


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        COMMAND INTERNATIONAL CORPORATION

FIRST: That at a meeting of the Board of Directors of Command International Corporation (the "Corporation") resolutions were duly adopted setting forth proposed amendments to the Corporation's Certificate of Incorporation, declaring said amendments to be advisable and submitting said resolutions to the stockholders of the Corporation for their consideration. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that Article "1" of the Certificate of Incorporation of the Corporation be amended to read, in its entirety, as follows:

                    "1. Name: The name of the Corporation is Key Command International Corp." and be it further


          RESOLVED, that Article "4.1" of the Certificate of Incorporation of the Corporation be amended to read, in its entirety, as follows:

          "4.1 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of two classes of capital stock:

               (a) 100,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"); and

               (b) 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock")."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD:    That  said  amendments  were  duly  adopted  in  accordance  with  the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:   That the capital of said corporation  shall not be reduced under or by reason of said amendments.

Dated:  August 9, 2004                  /s/ Robert Fallah
                                        ----------------------------------------
                                        Robert Fallah, President